Exhibit 99.1

American Oil & Gas Updates Williston Basin Activity

Solberg 32-2 Well Commences Production

DENVER, May 30, 2008 – American Oil & Gas, Inc. (AMEX: AEZ) reports today that the Solberg 32-2 well, a Red River formation well located in the Company’s 88,000 gross acre Goliath project in Williams County, North Dakota, has recently commenced production. The well was initially brought on line last week and is currently producing into the sales line approximately 1.45 million cubic feet of natural gas and 75 barrels of condensate (light oil) per day at an average flowing tubing pressure of 2,500 psi on a 12/64ths choke.

American owns a non-operated 11.9% working interest (a net revenue interest of approximately 9.5%) in the well which was drilled to a total depth of approximately 14,400 feet as an offset to a Red River formation discovery well that was drilled and is owned by another operator. In late 2007, the Solberg 32-2 well was successfully completed and tested in one interval within the Red River formation then shut-in pending completion of a nearby natural gas processing plant.  Additional potentially productive intervals within the Red River formation have not yet been tested, but could be tested and possibly produced at a later date.

Pat O’Brien, CEO of American commented, “Based on this successful well, we have recently acquired and interpreted proprietary 3D seismic data on a portion of our acreage which has identified additional Red River potential.  This potential will be targeted as part of our 2008 drilling program with the drilling of the Machette 30-1, a 14,400’ well to test the Stonewall, Red River and Winnipeg formations, in which American has a working interest of approximately 32%.  Evaluation of the Bakken formation, which is the primary target within Goliath, continues along with evaluation of other secondary objectives including the Madison, Duperow, Nisku and Interlake. American’s working interest in future wells will vary, and could be as high as 50%.”

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: http://www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.